UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2016 (June 29, 2016)

L.B. Foster Company

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	000-10436	25-1324733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Holiday Drive Pittsburgh, Pennsylvania	15220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 928-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2016, L. B. Foster Company (the “Company”), its domestic subsidiaries, and certain of its Canadian subsidiaries entered into the First Amendment (the “First Amendment”) to the Second Amended and Restated Credit Agreement dated March 13, 2015 (the “Amended and Restated Credit Agreement”), with PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., Citizens Bank of Pennsylvania, and Branch Banking and Trust Company. This First Amendment modifies the Amended and Restated Credit Agreement which had a maximum credit line of $335,000,000. The First Amendment reduces the permitted borrowings to $275,000,000.

The Company’s and the domestic guarantors’ obligations under the First Amendment will be secured by the grant of a security interest by the domestic borrowers and domestic guarantors in substantially all of the personal property owned by such entities. Additionally, the equity interests in each of the domestic loan parties, other than the Company, and the equity interests held by each domestic loan party in their domestic subsidiaries, will be pledged to the lenders as collateral for the lending obligations.

The First Amendment provides that liens on the collateral will be released upon satisfaction of certain conditions, including the submission by the loan parties of a compliance certificate for two consecutive fiscal quarters, calculated for the four consecutive fiscal quarters then ending, each evidencing a Leverage Ratio (defined as the Company’s indebtedness less cash on hand in excess of $15,000,000, divided by the Company’s consolidated EBITDA) of less than or equal to 2.75 to 1.00; provided that the last day of such two consecutive fiscal quarters cannot be earlier than June 30, 2018.

Certain financial covenants in the Credit Agreement are also amended. The First Amendment revises the maximum Leverage Ratio, which must not exceed the amounts set forth below for applicable fiscal quarters: June 30, 2016 and September 30, 2016, 4.75 to 1.00; December 31, 2016, 4.5 to 1.00; March 31, 2017, 4.25 to 1.00; June 30, 2017, 4.00 to 1.00; September 30, 2017, 3.75 to 1.00; December 31, 2017, 3.5 to 1.00; and March 31 and all fiscal quarters ending thereafter, 3.25 to 1.00.

Borrowings under the First Amendment will bear interest at rates based upon either the base rate or Euro-rate plus applicable margins. Applicable margins are dictated by the ratio of the Company’s indebtedness less consolidated cash on hand to its consolidated EBITDA, as defined in the underlying Amended and Restated Credit Agreement. The base rate is the highest of (a) PNC Bank’s prime rate, (b) the Federal Funds Rate plus 0.50% or (c) the daily Euro-rate (as defined in the Amended and Restated Credit Agreement) plus 1.00%. The base rate and Euro-rate spreads range from 0.025% to 2.25% and 1.25% to 3.25% respectively.

Loans and advances to non-loan parties and loans, advances, and investments by domestic loan parties to subsidiaries which are not loan parties and to foreign loan parties is not permitted to exceed $10,000,000 in the aggregate at any one time, provided that, on March 31, 2018, when the maximum Leverage Ratio requirement is 3.25 to 1.00, this limit will increase to $75,000,000.

The First Amendment permits the Company to pay dividends, distributions and make redemptions with respect to its stock provided no event of default or potential default (as defined in the Amended and Restated Credit Agreement) has occurred prior to or after giving effect to the dividend, distribution, or redemption. Dividends, distributions, and redemptions are capped at $4,000,000 per year when funds are drawn on the facility until March 31, 2018, when the maximum Leverage Ratio requirement is 3.25 to 1.00, at which time this limit will increase to $25,000,000. If no drawings on the facility exist, dividends, distributions, and redemptions in excess of $4,000,000 (or $25,000,000, as appropriate) per year are subjected to a limitation of $75,000,000 in the aggregate. The $75,000,000 aggregate limitation also permits certain loans, investments, and acquisitions.

The First Amendment provides that each of the loan parties and their subsidiaries shall not enter in into any merger, consolidation, or other reorganization, or acquire all or substantially all of the assets, division, business, stock, or other ownership interests or permit any consolidation or merger with an aggregate consideration in excess of $12,000,000 until after March 31, 2018.

Item 7.01	Regulation FD Disclosure.

On July 1, 2016, the Company issued a press release announcing the transaction described in Items 1.01 and 2.03 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 7.01, including exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of L.B. Foster under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 1, 2016.

10.1	First Amendment dated June 29, 2016 to Amended and Restated Credit Agreement dated March 13, 2015, between Registrant and PNC Bank N.A., Bank of America, N.A., Wells Fargo Bank, N.A., Citizens Bank of Pennsylvania, and Branch Banking and Trust Company including forms of Security Agreement and Pledge Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. Foster Company (Registrant)

Date: July 1, 2016	/s/ David J. Russo
David J. Russo
Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated July 1, 2016.

10.1	First Amendment dated June 29, 2016 to Amended and Restated Credit Agreement dated March 13, 2015, between Registrant and PNC Bank N.A., Bank of America, N.A., Wells Fargo Bank, N.A., Citizens Bank of Pennsylvania, and Branch Banking and Trust Company including forms of Security Agreement and Pledge Agreement.